Exhibit 10.35
Compensation Arrangements of Certain Executive Officers of Flextronics International Ltd.
Note: The following summary of compensation arrangements does not include previously-reported compensation arrangements or awards granted under previously-disclosed incentive plans. Disclosures with respect to compensation for Named Executive Officers for the 2008 fiscal year will be included in the Company’s definitive proxy statement for the Company’s 2008 Annual General Meeting of Shareholders, and disclosures with respect to compensation for Named Executive Officers for the 2009 fiscal year will be included in the Company’s definitive proxy statement for the Company’s 2009 Annual General Meeting of Shareholders.
Compensation for Werner Widmann
     On April 30, 2008, the Board approved an annual base salary for Mr. Widmann, President of the Company’s Multek division, of $485,000 for fiscal 2009. In addition, Mr. Widmann will participate in the Company’s annual incentive bonus plan.
Compensation for Christopher Collier
     On April 30, 2008, the Board approved an annual base salary for Mr. Collier, Senior Vice President, Finance, of $400,000 for fiscal 2009. In addition, Mr. Collier will participate in the Company’s annual incentive bonus plan.
Compensation for Carrie Schiff
     On April 30, 2008, the Board approved an annual base salary for Ms. Schiff, Senior Vice President and General Counsel, of $425,000 for fiscal 2009. In addition, Ms. Schiff will participate in the Company’s annual incentive bonus plan.